Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222208

Prospectus Supplement No. 9 to Prospectus dated May 14, 2018

AERKOMM INC.

Up to $60,000,000 of Shares of Common Stock

This Prospectus Supplement No. 9 (“Prospectus Supplement No. 9”) relates to the Prospectus of Aerkomm Inc., dated May 14, 2018 (the “Prospectus”), relating to the offering (the “Offering”) up to $60,000,000 of shares of our common stock on a best efforts basis as described in the Prospectus, with a minimum offering amount of approximately $5,000,000, and a maximum offering amount of $60,000,000. The price to the public in this offering is $8.50 per share. Boustead Securities, LLC is the underwriter for this offering.  This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on June 20, 2018, Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on June 25, 2018, Prospectus Supplement No. 3 filed with the Securities and Exchange Commission on July 12, 2018, Prospectus Supplement No. 4 filed with the Securities and Exchange Commission on July 30, 2018, Prospectus Supplement No. 5 filed with the Securities and Exchange Commission on August 14, 2018, Prospectus Supplement No. 6 filed with the Securities and Exchange Commission on August 31, 2018, Prospectus Supplement No. 7 filed with the Securities and Exchange Commission on September 5, 2018 and Prospectus Supplement No. 8 filed with the Securities and Exchange Commission on September 19, 2018 (collectively, the “Prior Prospectus Supplements”) and is qualified by reference to the Prospectus and the Prior Prospectus Supplements, except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus and the Prior Prospectus Supplements, and may not be delivered without the Prospectus and the Prior Prospectus Supplements.

This Prospectus Supplement No. 9 is being filed to include the information set forth in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on November 5, 2018.

Our common stock is traded in the OTCQB marketplace under the symbol “AKOM.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is November 7, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2018 (November 2, 2018)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55925	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment to Underwriting Agreement

As previously reported, Aerkomm Inc., a Nevada corporation (the “Company”), entered into an underwriting agreement on May 14, 2018 (the “Underwriting Agreement”) with Boustead Securities, LLC (the “Underwriter”) in connection with the public offering, issuance and sale by the Company of the common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Underwriting Agreement provides for the offer and sale of up to 7,058,823 shares of Common Stock on a best efforts basis, with a minimum requirement of 588,235 shares, at the public offering price of $8.50 per share, less underwriting discounts, for minimum gross proceeds $5,000,000 and up to a maximum of $60,000,000 (the “Offering”). To date, the Company has met the minimum requirement, but has not reached the maximum amount of the Offering. The Underwriting Agreement defined the “Offering Period” for the Offering to extend through September 4, 2018.

As previously reported, the Company and the Underwriter entered into an Amendment to Underwriting Agreement on August 30, 2018 to extend the Offering Period through November 4, 2018.

On November 5, 2018, the Company and the Underwriter entered into Amendment No. 2 to Underwriting Agreement (“Amendment No. 2”) to extend the Offering Period through January 4, 2019.

The foregoing summary of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2 attached hereto as Exhibit 1.3, which exhibit is incorporated by reference into Item 1.01.

Real Estate Sales Contract

As previously reported, the Company and its newly formed, wholly-owned subsidiary, Aerkomm Taiwan Inc. (the “Aerkomm Taiwan”), entered into a certain Real Estate Sales Contract on July 10, 2018 (the “Definitive Agreement”) with Tsai Ming-Yin (the “Seller”) and Sunty Development Co., Ltd., as trustee, pursuant to which the Company, Aerkomm Taiwan and the Seller agreed to definitive terms and conditions relating to the acquisition by Aerkomm Taiwan of a parcel of land (the “Parcel”) located at the Taishui Grottoes in the Xinyi District of Keelung City, Taiwan. The Parcel consists of approximately 6.36 acres of undeveloped land and is expected to be used by the Company and Aerkomm Taiwan to build the Company’s first satellite ground station and data center. The purchase price for the Parcel (the “Purchase Price”), which is expressed in New Taiwan Dollars in the Definitive Agreement, is NT$1,056,297,507.

As previously disclosed, pursuant to the terms of the Definitive Agreement, payments by the Company to the Seller have been made from the net proceeds of the Offering. The Company and the Seller acknowledged that the balance of payments against the Purchase Price was expected to be made from the net proceeds of additional closings of the Offering and that if the Company was not able to raise sufficient additional funds in the Offering to pay the balance of the Purchase Price prior to July 31, 2018 (the “Payment Deadline”), the Company could notify the Seller of this fact and cancel the Definitive Agreement. In such case, the full amount paid by the Company to the Seller would be returned to the Company, without interest, in cash or in an equivalent amount of securities (the “Securities”) if the Seller were not to have sufficient cash on hand to return the payments in full in cash.

As previously reported, the parties entered into Amendment No. 1 to the Definitive Agreement on July 30, 2018 to, among other things, (i) fix the exchange rate between the U.S. Dollar and the New Taiwan Dollar, to determine the exact U.S. Dollar amount that will be required to pay the full Purchase Price, which is denominated in New Taiwan Dollars, (ii) extend the Payment Deadline from July 31, 2018 to September 4, 2018, (iii) extend the Seller’s right to cancel the Definitive Agreement from August 31, 2018 to October 4, 2018, (iv) extend the Company’s right to cancel the Definitive Agreement from July 31, 2018 until September 4, 2018 and (v) to clarify the type of Securities that can be delivered to the Company if the Definitive Agreement is cancelled by either party and the Seller does not have sufficient cash to return the amount previously deposited by the Company with the Seller in cash. Such Securities will be of the kind that are traded or quoted on a US national securities exchange or the over-the-counter market or a foreign equivalent.

As previously reported, the parties entered into Amendment No. 2 to the Definitive Agreement on September 4, 2018 to further (i) extend the Payment Deadline from September 4, 2018 to November 4, 2018, (ii) extend the Seller’s right to cancel the Definitive Agreement from October 4, 2018 to December 4, 2018 and (iii) extend the Company’s right to cancel the Definitive Agreement from September 4, 2018 until November 4, 2018.

On November 2, 2018, the parties entered into Amendment No. 3 to the Definitive Agreement (“Amendment No. 3”) to further (i) extend the Payment Deadline from November 4, 2018 to January 4, 2019, (ii) extend the Seller’s right to cancel the Definitive Agreement from December 4, 2018 to January 4, 2019 and (iii) extend the Company’s right to cancel the Definitive Agreement from November 4, 2018 to January 4, 2019.

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The foregoing summary of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 3, which is attached hereto in Chinese and in English as Exhibits 10.7 and 10.8, respectively, which exhibits are incorporated by reference into Item 1.01.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated May 14, 2018, between Aerkomm Inc. and Boustead Securities, LLC (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed on May 15, 2018)
1.2	Amendment to Underwriting Agreement, dated August 30, 2018, between Aerkomm Inc. and Boustead Securities, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 31, 2018)
1.3	Amendment No. 2 to Underwriting Agreement, dated November 5, 2018, between Aerkomm Inc. and Boustead Securities, LLC
10.1	Real Estate Sales Contract, dated July 10, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 12, 2018)
10.2	Real Estate Sales Contract, dated July 10, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 12, 2018)
10.3	Amendment No. 1 to Real Estate Sales Contract, dated July 30, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 30, 2018)
10.4	Amendment No. 1 to Real Estate Sales Contract, dated July 30, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 30, 2018)
10.5	Amendment No. 2 to Real Estate Sales Contract, dated September 4, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 5, 2018)
10.6	Amendment No. 2 to Real Estate Sales Contract, dated September 4, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 5, 2018)
10.7	Amendment No. 3 to Real Estate Sales Contract, dated September 4, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Official Chinese Version)
10.8	Amendment No. 3 to Real Estate Sales Contract, dated September 4, 2018, by and among Tsai Ming-Yin, Sunty Development Co., Ltd., Aerkomm Inc. and Aerkomm Taiwan Inc. (Unofficial English Translation)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2018	AERKOMM INC.

/s/ Jeffrey Wun
Name: Jeffrey Wun
Title: Chief Executive Officer

3

Exhibit 1.3

AMENDMENT No. 2 TO UNDERWRITING AGREEMENT

This Amendment is made and entered into this 5th day of November, 2018 (the “Amendment”) by and between Boustead Securities, LLC (“Boustead”) and Aerkomm Inc. (the “Company”).

BACKGROUND

Boustead and the Company entered into that certain underwriting agreement dated May 14, 2018 and amended on August 30, 2018 (the “Underwriting Agreement”). The parties to the Underwriting Agreement wish to amend certain provision of the Underwriting Agreement as set forth in this Amendment. Section 14(a) of the Underwriting Agreement provides that the Underwriting Agreement may not be modified or amended except in writing duly executed by the parties. This Amendment constitutes a written agreement signed by the necessary parties in order to effectuate the amendments to the Underwriting Agreement specified below.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.1 Amendment. The parties hereto agree that the Underwriting Agreement shall be amended as set forth in this Section 1.1.

The third sentence of Section 1(a) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“The Underwriter’s appointment shall commence upon the date of the execution of this Agreement, and shall continue for a period (such period, including any extension thereof as hereinafter provided, being herein called the “Offering Period”) from the effective date (the “Effective Date”) of the Registration Statement through January 4, 2019 (and for a period of up to 30 additional days if extended by agreement of the Company and the Underwriter), unless all of the Securities have previously been subscribed for.”

Section 1.2 Entire Agreement. This Amendment along with the Underwriting Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Amendment.

Section 1.3 Effect. All other terms, conditions, and provisions of the Underwriting Agreement not in conflict with the Amendment, shall remain in full force and effect.

Section 1.4 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AERKOMM INC.	BOUSTEAD SECURITIES, LLC

By:/s/ Jeffrey Wun	By:/s/ Keith Moore
Name: Jeffrey Wun	Name: Keith Moore
Title: CEO	Title: CEO

[signature page to Amendment 2 of Underwriting Agreement between Boustead and Aerkomm]

Exhibit 10.7

Exhibit 10.8

Amendment No. 3 to the Real Estate Sales Contract

(English Translation)

	Seller: TSAI MING-YIN	(hereinafter referred to as Party A)
	Trustee: Sunty Development Co., Ltd.	(hereinafter referred to as Party B)
Contracting Party:
	Aerkomm Inc.	(hereinafter referred to as Party C)
	Buyer: Aerkomm Taiwan Inc.	(hereinafter referred to as Party D)

Party A, Party B, Party C and Party D have entered into a real estate sales contract (“Sales Contract”) on July 10, 2018 (hereinafter referred to as “Sales Contract”) in respect of the land which is located at No. 89-49 Dashuiku Section, Xinyi District, Keelung City. The Sales Contract was subsequently amended on July 30, 2018 and September 4, 2018. The parties now hereby further amend the Sales Contract as follows:

I.	All parties agreed to further amend the payment deadline under III.(2) of the Sales Contract, as amended, from November 4, 2018 to January 4, 2019. It is also agreed that the deadline for Party A to exercise its special contract termination right under IX.(1) of the Sales Contract, as amended, is further amended from December 4, 2018 to February 4, 2019. Furthermore, Party D’s termination right due to the situation of its public offering under IX.(2) of the Sales Contract, as amended, is further amended from November 4, 2018 to January 4, 2019.

II.	Except as otherwise specifically amended by this amendment, all other terms and conditions of the Sale Contract remain unchanged and in full force and effect.

III.	This Agreement is executed in four copies, one of which shall be held by each party respectively, and this Agreement shall become effective from the date of the execution by the last party hereto.

Contracting parties:

Party A:	Seller: TSAI MING-YIN /s/Tsai Ming-Yin (Personal Seal)	(Signature or Seal)

Party B:	Trustee: Sunty Development Co., Ltd. /s/ Sunty Development Co., Ltd. (Corporate Seal)
Legal Representative: TIAN, CHI-HSIANG /s/ Tian, Chi-Hsiang (personal Seal)
Uniform Number: 70777671

Party C:	Aerkomm Inc.
Legal Representative: JEFFREY WUN /s/ Jeffrey Wun

Party D:	Buyer: Aerkomm Taiwan Inc.
Legal Representative: HSU, CHIH-MING /s/ Hsu, Chih-ming

The 2nd day of November, 2018

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AERKOMM INC.
Registrant

Date: November 7, 2018	By:	/s/ Jeffrey Wun
	Name:	Jeffrey Wun
	Title:	Chief Executive Officer

Date: November 7, 2018	By:	/s/ Y. Tristan Kuo
	Name: Title:	Y. Tristan Kuo Chief Financial Officer